FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
April 21, 2006

NATURALNANO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
(Address of principal executive offices)

(585) 214-8005
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 21, 2006, Sharell L. Mikesell, Ph.D. was elected to our Board of Directors. Dr. Mikesell was elected by the incumbent members of our Board of Directors to fill a vacancy created by an increase in the number of authorized directors. Dr. Mikesell will hold office until the next Annual Meeting and until his successor is duly elected and qualified.

Dr. Mikesell has 30 years of corporate leadership experience in global research & development and business operations. His background includes a breadth of experience with polymer and material technologies in diverse positions with major companies including General Electric, Owens-Corning, and Advanced Elastomer Systems, L.P., an Exxon-Mobil subsidiary. Dr. Mikesell’s responsibilities included the global technical leadership for product, process, and applications development as well as applied research and technical support to manufacturing and customers worldwide. In 2005, Dr. Mikesell was appointed the Co-Director of the Center for Multifunctional Polymer Nanomaterials & Devices, Ohio’s first state funded multi-university center in nanotechnology. He was named the first Executive Director of the Ohio Polymer Strategy Council in March 2001 and continues to serve in this role.

Dr. Mikesell has served on several corporate boards and advisory councils including:

▪	Corporate representative to the Industrial Research Institute
▪	Advancement Council for the College of Polymer Science and Engineering at the University of Akron
▪	Research Advisory Council of NorTech
▪	Advisory Board of the Ohio Business Development Coalition
▪	Scientific Advisory Board of UTEK Corporation
▪	Board of Asahi Fiberglass in Japan, as an advisor to the Center of Photochemistry at Bowling Green State University
▪	Advisor to the Chemical Engineering Department at the University of West Virginia
▪	Board of Trustees for the Ohio Polymer Enterprise Development, Inc.; PolymerOhio, Inc.; the Edison Polymer Innovation Corporation; and the Olivet Nazarene University Foundation

A native of Ohio, Dr. Mikesell received a Bachelor of Arts in Chemistry from Olivet Nazarene University, Kankakee, Illinois, in 1965, and a Master of Science from the Ohio State University, Columbus, in 1968. Dr. Mikesell received a Ph.D. Degree in Polymer Science from the University of Akron, Ohio, in 1971.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

Date: April 24, 2006	By:	/s/ Kathleen A. Browne

Name: Kathleen A. Browne Title: Chief Financial Officer